PRESS RELEASE
                   FOR RELEASE FEBRUARY 12, 2003 AT 4:00 P.M.

                          For More Information Contact
                                  David Meadows
                                 (410) 256-5000
                          Baltimore County Savings Bank

                               BCSB BANKCORP, INC.
                      REPORTS RESULTS OF DECEMBER 31, 2002

BCSB Bankcorp,  Inc.  (NASDAQ:  BCSB),  the holding company for Baltimore County
Savings Bank, FSB, recorded earnings of $453,000 or $0.08 per share for the quarter ended December 31, 2002. This compared to $123,000 or $0.02 per share for the same period in 2001. During the quarter, assets grew $12.4 million to $599.5 million and deposits increased $11.4 million to $510.1 million.

In July of 2002, Baltimore County Savings Bank acquired WHG Bancshares the holding company of Heritage Savings Bank. Their operations combined with the Company's operations, as well as improved interest margin and operating efficiencies resulted in the increased profits for the quarter.

BCSB was founded in 1955. It operates sixteen offices throughout the Baltimore area. It converted to a publicly traded mutual holding company in July 1998.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, local and national economic conditions and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the company or any other person that results expressed therein will be achieved. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                               BCSB Bankcorp, Inc.
                         Summary of Financial Highlights
                 Consolidated Statements of Financial Condition
                                   (Unaudited)

                                                       Dec 31, 2002   Sept 30, 2002
                                                          (Dollars in Thousands)
                                                          ----------------------
ASSETS
Cash, equivalents and time deposits                      $ 26,819       $ 25,803
Investment Securities                                      66,411         49,579
Loans and Mortgage Backed Securities                      486,637        490,719
Other Assets                                               19,616         20,964
                                                         --------       --------
TOTAL ASSETS                                             $599,483       $587,065


LIABILITIES
Deposits                                                 $510,185       $498,785
Borrowed Money                                             26,918         26,968
Trust Preferred Securities                                 12,500         12,500
Other Liabilities                                           4,193          3,507
                                                         --------       --------
TOTAL LIABILITIES                                        $553,796       $541,760
TOTAL STOCKHOLDERS' EQUITY                                 45,687         45,305
                                                         --------       --------
TOTAL LIABILITIES & STOCKHOLDERS EQUITY                  $599,483       $587,065

                      Consolidated Statements of Operations
                                   (Unaudited)

                                                            3 Months ended December 31
                                                               2002             2001
                                                              (Dollars in Thousands)
                                                              --------------------

Interest Income                                               $8,682          $6,662
Interest Expense                                               4,186           3,826
                                                              ------          ------
Net Interest Income                                           $4,496          $2,836
Provision for Loan Losses                                        282              64
                                                              ------          ------
Net Int. Income After Provision for Loan Losses               $4,214          $2,772
Total Non-Interest Income                                        426             147
Total Non-Interest Expense                                     3,908           2,719
                                                              ------          ------
Income Before Income Taxes                                    $  732          $  200
Income Tax Provision                                             279              77
                                                              ------          ------
NET INCOME                                                    $  453          $  123
                                                              ------          ------

Basic Earnings Per Share                                      $ 0.08          $ 0.02
                                                              ------          ------

Diluted Earnings Per Share                                    $ 0.08          $ 0.02
                                                              ------          ------
